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EXHIBIT 15.1

May 3, 2004

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the six and three month periods ended March 26, 2004 and March 28, 2003, as indicated in our report dated May 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended March 26, 2004, is incorporated by reference in Registration Statement Numbers 333-105336, 333-99481, 333-99353, 333-86164 and 333-77573 on Form S-8 and Post Effective
Amendment No. 1 to Registration Statement Number 333-88632 on Form S-3 to Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska